Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-65479, No. 333-42899, No. 333-14577, No. 33-32367, No. 33-40559, No. 333-41950, No. 333-00276 and No. 333-102227); and the Registration Statement on Form S-4 (No. 333-1090333) of Precision Castparts Corp. of our report dated April 28, 2003, except for the condensed consolidating financial statements footnote and the reclassifications relating to discontinued operations as to which the date is December 1, 2003, with respect to the consolidated financial statements of Precision Castparts Corp. included in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP

Portland, Oregon

December 1, 2003